Exhibit h.5

AMENDMENT TO SALES AGENT AGREEMENT

THIS AMENDMENT TO SALES AGENT AGREEMENT (this “Amendment”) is made and entered into as of this ____ day of _______________, 2014, by and between MacKenzie Realty Capital, Inc. (the “Fund”) and ___________________________________ (the “Sales Agent”).

RECITALS

The Fund and the Sales Agent have entered into that certain Sales Agent Agreement, dated _________________ (the “Agreement”), pursuant to which the Sales Agent has agreed to act in such capacity and to use its best efforts, in accordance with the terms and Conditions of the Agreement, to find purchasers for the 5,000,000 of shares of common stock of the Fund offered pursuant to a registration statement on Form N-2 (File No. 333-181852).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Amendment to Section 2(h).  Section 2(h) of the Agreement is hereby deleted in its entirety and replaced with the following language:

Subject to certain conditions, and in consideration of your services hereunder, the Fund will pay you selling commissions (the “Commissions”) with respect to sales of the Shares that you make, consisting of a percentage of the Share sale price indicated below of the gross proceeds received by the Fund  from each “Single Purchaser” (defined below).

Dollar Amount of Shares Purchased Through Sales Agent	Share Price	Commission Rate
$1 - $250,000	$10.00	7%
$250,001 - $500,000	$9.90	6%
$500,001 - $750,000	$9.80	5%
$750,001 - $1,000,000	$9.70	4%
$1,000,001 - $1,500,000	$9.60	3%
$1,500,001 and up	$9.50	2%

For purposes of determining if a person may count the purchase of Shares through you in order to achieve the reduced commission rates as indicated above, the following may combine their purchases of Shares together as a “Single Purchaser,” as provided in the form Subscription Agreement and the Prospectus:

•	an individual, his spouse, their children under the age of 21, and all pension or trust funds established by each such individual;
•	a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not;

•	an employees’ trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; and
•	all commingled trust funds maintained by a given bank.

Payment of the Commissions will be subject to the following conditions:

(i)            No Commissions will be payable with respect to any subscriptions for Shares that are rejected by the Fund, or in the event the Offering is terminated for any reason whatsoever.

(ii)            No Commissions will be payable to you with respect to any sale of the Shares by you unless and until such time as the Fund has received the total proceeds of any such sale.

(iii)            No Commissions will be payable by the Fund respecting any Shares purchased through the Fund’s dividend reinvestment plan.

All expenses incurred by you in the performance of your obligations hereunder, including expenses related to the Offering and any attorneys’ fees, shall be at your sole cost and expense, and the foregoing shall apply notwithstanding the fact that the Offering is not consummated for any reason.

Marketing Expenses, Due Diligence Expenses and Non-cash Compensation.  In addition to the commissions payable to you above, the Fund will also pay a Marketing Support Fee of 1.1% of the offering price.  The Fund may reimburse you for your direct bona fide accountable due diligence or marketing expenses, up to 0.25% of the offering price, and/or provide you with other non-cash compensation, up to 0.25% of the offering price, but in no event will your total compensation exceed 10% of the offering price.  If the Offering terminates prior to reaching the maximum offering proceeds, you agree to immediately refund any amount of compensation in excess of 10% of the gross proceeds received by the Fund.

2.           Effect of Amendment.  Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

3.           Defined Terms.  Defined terms used herein but not defined have the meaning given to such term in the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MacKenzie Realty Capital, Inc.

By:

Name:

Title:

(Print Name of Firm)

By:
(Authorized Signature)
Name:

Its:
(Title)